Exhibit 99.1

Wynn Resorts Announces Further Changes to Board of Directors

John J. Hagenbuch Withdraws Candidacy for Re-Election to Board;

Robert J. Miller Resigns from Board

LAS VEGAS – May 14, 2018 — Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn”) today announced that Director John J. Hagenbuch has decided not to stand for re-election to the Board of Directors at the Annual Meeting of Shareholders on May 16, 2018. Director Robert J. Miller has also tendered his resignation from the Board. These departures, along with the previously announced departures of directors Steve Wynn, Ray Irani, and Ted Virtue, and the upcoming departure of director Alvin Shoemaker in 2019, represent 60% of the Board that was serving at the beginning of the year and will reduce the median tenure of directors to less than three years. In April 2018, the Board elected three new female directors, resulting in a current representation of female Board members of almost 50%.

“We respect Jay’s decision to withdraw his candidacy for re-election to the Board, and we are immensely grateful for his many contributions to the Company over the course of his 5 1⁄2 years of service,” said D. Boone Wayson, Non-Executive Chairman of Wynn’s Board of Directors. “Jay has helped drive change and long-term value creation at Wynn, and his decision to remove himself from the Company’s ballot to end the distraction of the withhold campaign is a reflection of his loyalty to Wynn Resorts and his commitment to the success of this Company.”

Pat Mulroy, Chair of the Board’s Special Committee and member of the Nominating and Corporate Governance Committee, said, “I commend Jay and Bob for their strong stewardship on the Board and for always putting the best interests of the Company and its shareholders first. Jay was a superb Chairman of the Audit Committee and an invaluable member of the Special Committee – his wisdom, thoughtfulness and commitment to an objective process will be sorely missed. Bob, as the longest serving director of this Company, added incredible value to our process and work. I am grateful to have had the honor of working with them.”

Hagenbuch said, “Over the past three months, the Board has done a remarkable job maintaining stability at Wynn and managing through a tumultuous time that could easily have caused much deeper disruption to the Company’s business. There is still more work to be done, and I do not want my candidacy to detract from the important progress we have made throughout the organization, including the ongoing refreshment process this Board has initiated. Wynn Resorts is a strong company, poised for long-term growth and superior shareholder value creation, and I am proud to have served on its Board.”

Wayson continued, “Bob Miller has been a strong member of this Board for over a decade, and his contributions have been invaluable. He has served as the Chair of both our Nominating and Compliance Committees and as Lead Director, dedicating enormous time and energy to advance the interests of shareholders throughout his tenure. His resignation at this time further underscores his full support of the process we have initiated to continue to move Wynn forward and we are indebted to him for his service.”

Miller said, “The time has come to leave the past behind and allow Wynn Resorts to embrace a wonderful future. I am thrilled with the recent additions of Betsy Atkins, Dee Dee Myers and Wendy Webb to the Board, and I believe a new standard of excellence in corporate leadership has been established. My departure will afford the Board the opportunity to continue to bring on new, independent voices and fresh perspectives. I have been proud to be part of one of the world’s finest resort companies and have the utmost confidence in our Board and management team’s ability to successfully remake Wynn for the future.”

ABOUT WYNN RESORTS

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (wynnlasvegas.com), Wynn Macau (wynnmacau.com) and Wynn Palace, Cotai (wynnpalace.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,750 spacious hotel rooms, suites and villas, approximately 192,000 square feet of casino space, 22 dining experiences featuring signature chefs and 11 bars, two award-winning spas, approximately 290,000 square feet of meeting and convention space, approximately 110,000 square feet of retail space as well as two showrooms; three nightclubs, a beach club and recreation and leisure facilities. A luxury retail Strip-front expansion, Wynn Plaza, is currently under construction and is scheduled to debut the second half of 2018.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People’s Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 273,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 31,000 square feet of meeting and convention space, approximately 59,000 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.

Wynn Palace is a luxury integrated resort in Macau. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 420,000 square feet of casino space, 11 food and beverage outlets, approximately 37,000 square feet of meeting and convention space, approximately 106,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

Wynn Resorts is currently constructing Encore Boston Harbor located in Everett, Massachusetts.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement, supplements to the definitive proxy statement, and a form of associated WHITE proxy card with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the Company’s 2018 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON APRIL 18, 2018, THE PROXY SUPPLEMENT FILED WITH THE SEC ON APRIL 30, 2018, THE PROXY SUPPLEMENT FILED WITH THE SEC ON MAY 14, 2018, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at wynnresorts.com.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2018 Annual Meeting of Shareholders. Information about the Company’s directors and executive officers is available in the Company’s definitive proxy statement filed with the SEC on April 18, 2018, the proxy supplement filed with the SEC on April 30, 2018 and the proxy supplement filed with the SEC on May 14, 2018, each with respect to the Company’s 2018 Annual Meeting of Shareholders. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.

Contacts:

Michael Weaver

Wynn Resorts

702.770.7501

michael.weaver@wynnlasvegas.com

George Sard/Cassandra Bujarski/Lisa Green

Sard Verbinnen & Co.

212.687.8080

Wynn-SVC@SARDVERB.com